Exhibit 99.1

Cover

Document to be filed	Extraordinary Report

Filing to	Director-General of the Kanto Local Finance Bureau

Date of filing	December 9, 2019

Company name (Japanese)	アステラス製薬株式会社 (Asuterasu Seiyaku Kabushiki-Kaisha)

Company name (English)	Astellas Pharma Inc.

Title and name of representative	President and CEO: Kenji Yasukawa

Location of head office	2-5-1, Nihonbashi-Honcho, Chuo-ku, Tokyo, Japan

Telephone number	+81-3-3244-3000

Contact person	Head of External Reporting, Tax & Treasury: Nobue Yasuda

Place of contact	2-5-1, Nihonbashi-Honcho, Chuo-ku, Tokyo, Japan

Telephone number	+81-3-3244-3000

Contact person	Head of External Reporting, Tax & Treasury: Nobue Yasuda

Place where the document to be filed is available for public inspection

Astellas Pharma Inc. Yokohama Branch

(3-6-1, Minatomirai, Nishi-ku, Yokohama-shi, Kanagawa, Japan)

Astellas Pharma Inc. Nagoya Branch

(2-1-36, Marunouchi, Naka-ku, Nagoya-shi, Aichi, Japan)

Astellas Pharma Inc. Osaka Branch

(3-6-32, Nakanoshima, Kita-ku, Osaka-shi, Osaka, Japan)

Tokyo Stock Exchange, Inc.

(2-1, Nihonbashi-Kabutocho, Chuo-ku, Tokyo, Japan)

1	Reason for filing

At the meeting of the Board of Directors held on November 28, 2019, a resolution was adopted for Astellas Pharma Inc. (“Astellas”) to enter into Agreement and Plan of Merger through an all-cash tender offer (the “Tender Offer”), followed by a merger of Audentes Therapeutics, Inc. (“Audentes”) and a wholly-owned subsidiary of Astellas US Holding Inc. (itself a wholly-owned subsidiary of Astellas, “AUSH”). Astellas now files this Extraordinary Report in accordance with Article 24-5, paragraph 4 of the Financial Instruments and Exchange Act and Article 19, paragraph 2, item 16-2 of Cabinet Office Ordinance on the Disclosure of Corporate Affairs, etc.

With respect to undetermined items in the Extraordinary Report, Astellas plans to file the Amendment Report after the items are determined.

2	Contents of report

(1)	Decision-making body that decides the acquisition

At the meeting of the Board of Directors of Astellas held on November 28, 2019, a decision regarding the acquisition was made.

(2)	The name, address and name of representative of the acquiring consolidated subsidiary

Name	Astellas US Holding Inc.

Address	1 Astellas Way Northbrook, IL 60062 U.S.A.

Name of Representative Person	Percival Barretto-Ko （President）

(3)	The name, location of the head office, name of the representative person, amount of share capital, amount of net assets, amount of total assets and content of business

Name	Audentes Therapeutics, Inc.

Location of Head Office	600 California Street, 17th Floor, San Francisco, CA 94108 U.S.A.

Name of Representative Person	Matthew R. Patterson （Chairman and CEO）

Amount of Share Capital (Consolidation basis)	－ (as of December 31, 2018)

Amount of Net Asset (Consolidation basis)	US$ 442,754 thousand (as of December 31, 2018)

Amount of Total Asset (Consolidation basis)	US$ 472,555 thousand (as of December 31, 2018)

Content of Business	Research and development of pharmaceuticals based on gene therapy technology

(4)	The consolidated revenue, consolidated operating income and consolidated net income of the acquired subsidiary company for each business year that closed during the latest three-year period

Accounting Period	Fiscal year ended December, 2016	Fiscal year ended December, 2017	(Unit: Thousands of US$) Fiscal year ended December, 2018
Consolidated Revenue	－	－	－
Consolidated Operating Loss	(60,046)	(93,177)	(134,372)
Consolidated Net Loss	(59,668)	(90,238)	(128,821)

(5)	The capital relationship, personnel relationship and business relationship between the acquired subsidiary company and Astellas and its subsidiaries

Capital Relationship:	There is no capital relationship between Astellas and its consolidated subsidiary company and Audentes required to be disclosed

Personal Relationship:	There is no personal relationship between Astellas and its consolidated subsidiary company and Audentes required to be disclosed.

Business Relationship:	There is no business relationship between Astellas and its consolidated subsidiary company and Audentes required to be disclosed.

(6)	The purpose of the acquisition

Under Strategic Plan 2018, Astellas highlights “Evolving How We Create VALUE with Focus Area Approach” as one of its strategic goals. The goal of the Focus Area approach is to create innovative pharmaceuticals for diseases with high unmet medical needs by identifying unique combinations of biology and therapeutic modality / technology. While Astellas currently prioritizes investment in four Primary Focus, it also positions “Genetic Regulation” as a promising Primary Focus candidate and is active in gene therapy research and development.

Audentes is a leading Adeno-associated virus (AAV)-based genetic medicines company focused on developing and commercializing gene therapy products for serious and rare neuromuscular diseases with its proprietary AAV-based technology platform and in-house capability for manufacturing gene therapy product candidates. Also, Audentes has established a robust pipeline consisting of promising gene therapy programs, including, its lead program, AT132 for the treatment of X-linked myotubular myopathy, or XLMTM, which is in Phase I/II study.

The acquisition of Audentes represents a key step in the expansion of the Astellas Focus Area approach, and transforms “Genetic Regulation” into a new growth area for Astellas. The strategic significance of this acquisition is summarized below:

•

Accesses the near-term growth opportunity of AT132, in development for the treatment of XLMTM, a serious, life-threatening, rare neuromuscular disease that is characterized by extreme muscle weakness, respiratory failure and early death;

•

Accelerates the development of a robust pipeline of potentially best-in-class genetic medicines for rare neuromuscular diseases, by combining Astellas’ scientific capabilities and global resources with Audentes’ AAV gene therapy technology platform, in-house large-scale cGMP manufacturing and neuromuscular development expertise; and

•

Creates the opportunity for additional gene therapy partnerships and pipeline expansion through leveraging Audentes’ manufacturing capabilities and its valued relationships with patient groups, academic collaborators and scientific advisors.

(7)	The amount of consideration

Approximately US$ 3.0 billion

Note: This amount is derived by multiplying the total number of outstanding shares of Audentes common stock (on a fully diluted basis) by the offer price of US$ 60.00 per share

Cautionary Notice Regarding Forward-Looking Statements

This document contains “forward-looking statements” relating to the acquisition of Audentes by Astellas. Such forward-looking statements include, but are not limited to, the ability of Audentes and Astellas to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, Astellas’ and Audentes’ beliefs and expectations and statements about the benefits sought to be achieved in Astellas’ proposed acquisition of Audentes, the potential effects of the acquisition on both Astellas and Audentes, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Audentes’ product candidates, the timing and nature of regulatory filings for Audentes’ product candidates, the timing of Audentes’ presentation of non-clinical data and the timing and nature of Audentes’ preclinical studies, clinical trials and manufacturing activities. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Astellas and Audentes have based these forward-looking statements on current expectations and projections about future events and trends that they believe may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Astellas and Audentes, but there can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Audentes’ stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Audentes’ business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, Astellas and Audentes operate in very competitive and rapidly changing environments, and new risks emerge from time to time. Although Astellas and Audentes believe that the expectations reflected in such forward-looking statements are reasonable, they cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of biotechnology development and potential regulatory approval and whether the conditions to the closing of the proposed transaction are satisfied on the expected timetable or at all. Forward-looking statements are also subject to risks and uncertainties pertaining to the business of Audentes, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Audentes’ Annual Report on Form 10-K for the year ended December 31, 2018, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Audentes’ other filings with the SEC, other unknown or unpredictable factors could also affect Audentes’ results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information contained in this document is provided only as of the date hereof, and no party undertakes any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Important Additional Information

The tender offer for the outstanding shares of common stock of Audentes has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Audentes common stock, nor is it a substitute for the tender offer materials that Astellas and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Astellas will file a tender offer statement on Schedule TO with the SEC, and thereafter Audentes will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY AUDENTES’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Audentes’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Audentes by contacting Audentes at ir@audentestx.com or by phone at (415) 818-1033. In addition, the tender offer statement, the related letter of transmittal and certain other tender offer documents and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC. In addition to these documents, Audentes files annual, quarterly and current reports and other information with the SEC. These filings with the SEC are also available to the public for free at the SEC’s website at www.sec.gov. In addition, the solicitation/recommendation statement and the other documents filed by the Audentes with the SEC are available to all stockholders of Audentes free of charge at http://investors.audentestx.com/sec-filings.

AUDENTES’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF AUDENTES’ COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.